EXHIBIT 2.1

REORGANIZATION AGREEMENT

BY AND BETWEEN

TRIMAX CORPORATION

AND

INDIVIDUALS SET FORTH IN EXHIBIT A
(HEREINAFTER REFERRED TO AS THE
‘SUBSCRIBERS’)

DATED

AUGUST 17, 2005

REORGANIZATION AGREEMENT

     THIS REORGANIZATION AGREEMENT (the “Agreement”) is made and entered into by and between TRIMAX CORPORATION, a Nevada corporation (the “Corporation”) and the individuals set forth in Exhibit A (hereinafter referred to as the “Subscribers”) (the Corporation and the Subscribers being collectively referred to as the “Parties”).

PREAMBLE:

     WHEREAS, the Subscribers own all of the authorized issued and outstanding Common Stock of PLC Network Solutions, Inc., a privately held corporation organized under the laws of Ontario (the “Subsidiary”); and

     WHEREAS, the Subscribers desire to acquire 21,900,000 shares of the Corporation’s common stock, $.001 par value (the “Stock”) which, upon issuance, would constitute approximately 70% of the Corporation’s authorized, issued and outstanding common stock; and

     WHEREAS, the Subscribers desire to acquire the Stock, in consideration for their conveyance of all of their common stock in the Subsidiary, which stock constitutes all of the Subsidiary’s authorized, issued and outstanding securities (the “Subsidiary Stock”), provided that such conveyance meets the tax free exchange requirements of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

     NOW, THEREFORE, in consideration of the premises, as well as the mutual covenants hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

WITNESSETH:

ARTICLE ONE
EXCHANGE PROVISIONS

1.1	Exchange

     Subject to the hereinafter described conditions, the Corporation hereby agrees to exchange 21,900,000 shares of its common stock, $.001 par value, with the Subscribers for all of the capital stock of the Subsidiary. The 21,900,000 shares shall represent approximately 70% of the total issued and outstanding shares on the closing date.

1.2	Closing

     The exchange of the Stock for the Subsidiary Stock shall take place as soon as reasonably practicable after the defined Conditions have been met, or at such later time or different place as the Parties may mutually select. At the Closing:

(a)	The Subscribers shall tender to the Corporation certificates representing all of the Subsidiary's authorized, issued and outstanding common stock, duly executed and in proper form for transfer to the Corporation, together with such executed consents, powers of attorney, stock powers and other items as shall be required to convey such stock to the Corporation, in compliance with all applicable laws; and

(b)	The Corporation shall tender to the Subscribers 21,900,000 restricted shares of the Stock on a pro-rata basis and such other items as shall be required to convey the Stock to the Subscribers.

1.3	Exemption From Registration

(a)	The Subscribers hereby represent, warrant, covenant and acknowledge that:

(1)
The Stock is being issued without registration under the provisions of Section 5 of the Securities Act of 1933, as amended (the “Act”) pursuant to exemptions provided pursuant to Sections 3(b), 4(2) or 4(6) or Regulation S thereof;

(2)
21,900,000 shares of the Stock will bear legends restricting its transfer to United States residents, or its transfer, sale, conveyance or hypothecation within the jurisdictional boundaries of the United States, unless such Stock is either registered under the provisions of Section 5 of the Act and under applicable State securities laws, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to the Corporation is provided certifying that such registration is not required as a result of applicable exemptions therefrom;

	(3)	The Corporation's transfer agent shall be instructed not to transfer any of the Stock unless the Corporation advises it that such transfer is in compliance with all applicable laws;

	(4)	The Subscribers are acquiring the 21,900,000 shares of Stock for investment purposes only and not with a view to further sale or distribution; and

(5)
The Subscribers and its advisors have examined all of the Corporation's books and records and have fully and completely questioned the Corporation's officers and directors as to all matters involving the Corporation.

(b)	The Corporation hereby represents, warrants, covenants and acknowledges that:

	(1)	The Subsidiary Stock is being transferred without registration under the provisions of Section 5 of the Act pursuant to exemptions provided pursuant to Sections 3(b), 4(2) or 4(6) thereof;

(2)
All of the Subsidiary Stock will bear legends restricting its transfer to United States residents, or its transfer, sale, conveyance or hypothecation within the jurisdictional boundaries of the United States, unless such Subsidiary Stock is either registered under the provisions of Section 5 of the Act and under applicable State securities laws, or an opinion of legal counsel is provided certifying that such registration is not required as a result of applicable exemptions therefrom;

	(3)	The Corporation shall not transfer any of the Subsidiary Stock except in compliance with all applicable laws;

(4)	The Corporation is acquiring the Subsidiary Stock for investment purposes only and not with a view to further sale or distribution.

ARTICLE TWO
REPRESENTATIONS AND WARRANTIES

2.1	The Corporation

     The Corporation hereby represents and warrants to the Subscribers, as a material inducement to their entry into this Agreement, that:

(a)
The Corporation is, as of the date of this Agreement, a validly existing Corporation, organized pursuant to the laws of the State of Nevada, with all legal and corporate authority and power to conduct its business and to own its properties and that it possesses all necessary permits and licenses required in connection with the conduct of its business;

(b)	The conduct of the Corporation's business is in full compliance with all applicable Federal, state and local governmental statutes, rules, regulations, ordinances and decrees;

(c)
Pursuant to its Amended and Restated Articles of Incorporation, the Corporation is authorized to issue 100,000,000 Shares of Common Stock, $.001 par value. The Corporation is also authorized to issue 20,000,000 shares of Preferred Stock, par value $.001 per share. There are currently no shares of Preferred issued and outstanding. There are no other authorized or outstanding securities of any class or of any kind or character or, except as reflected in this Agreement, there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating the Corporation to issue or sell any additional shares of the Corporation's capital stock or any options or rights with respect thereto, or any securities convertible into any shares of Stock of any class;

(d)	Upon issuance of the Stock, the Subscribers will become the owner of approximately 70 % of the Corporation's authorized, issued and outstanding Common Stock;

(e)
The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Corporation; any indenture, other agreement or instrument to which the Corporation is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Corporation, its securities or its properties;

(f)
The Corporation is not a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of the Stock or to any agreement that affects the voting rights of any of the Stock, nor has the Corporation made any commitment of any kind relating to the issuance of shares of any of its Stock, whether by subscription, right of conversion, option or otherwise;

(g)
The Corporation is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discount for quantity or cash payment;

(h)
The Corporation has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all Federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and the Corporation is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against the Corporation;

(i)
There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to the Corporation, which might result in a material adverse change in the future financial condition or operations of the Corporation; and further, that the Corporation shall be free of all material debts as of the Closing date;

(j)
The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not (except for the consents described in Article Four hereof) require the consent, authority or approval of any other person or entity except such as have been obtained;

(k)
No transactions have been entered into either by or on behalf of the Corporation, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the good will of the Corporation;

(l)
The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required Corporate action and does not require any corporate consents other than such as have been unconditionally obtained;

(m)
The Corporation's Financial Statements for the period ended September 30, 2004 are audited by independent certified public accountants and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. They, along with the March 31, 2005 reviewed financial statements filed with the SEC, fairly present the Corporation’s financial condition, results of operations, assets, liabilities or business;

(n)	The Corporation does not have any subsidiaries other than those disclosed in the Corporation's Financial Statements; and

(o)
The Minute Books of the Corporation contain true, correct and complete copies of the minutes of all meetings of its organizers, shareholders and Board of Directors from the date of its organization to the present.

The Corporation has complied with Nevada corporate law since this transaction represents the sale of less than all of the Corporation’s assets and therefore not subjecting the Corporation to Section 14 of the Exchange Act of 1934, as that pertains to shareholder approval.

2.2	The Subscribers

The Subscribers, and the Subsidiary, hereby represent and warrant to the Corporation, as a material inducement to the Corporation's entry into this Agreement, that, to the best of their knowledge after reasonable inquiry:

(a)
The Subsidiary has entered into a material business agreement with Electrolinks, a copy of which is annexed hereto and made a part hereof as Exhibit (B), and as of the date of this Agreement no events have occurred nor have any facts been discovered which materially alters the Subsidiary’s business relationship with Electrolinks;

(b)
The Subsidiary is, as of the date of this Agreement, a validly existing corporation, organized pursuant to the laws of the Canada and has all corporate authority and power to conduct its business and to own its properties and possesses all necessary permits and licenses required in connection with the conduct of its business;

(c)	The conduct of the Subsidiary's business is in full compliance with all applicable governmental statutes, rules, regulations, ordinances and decrees;

(d)
The Subsidiary has the authority to authorize an unlimited number of shares of common stock and has currently authorized and issued 21,900,000 shares. There are no other outstanding securities of any class or of any kind or character of the Subsidiary and, except as reflected in this Agreement, there are no outstanding subscriptions, options, warrants or other agreements or commitments obligating the Subsidiary, to issue or sell any additional shares of the Subsidiary's Stock or any options or rights with respect thereto, or any securities convertible into any shares of Stock of any class;

(e)
The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement will not result in a breach of any of the terms or provisions of, or constitute a default under, the Articles of Incorporation or By-laws of the Subsidiary; any indenture, other agreement or instrument to which the Subsidiary is a party or by which it or its assets are bound; or any applicable regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over the Subsidiary, its securities or its properties;

(f)
The Subsidiary is not a party to any written or oral agreement which grants an option or right of first refusal or other arrangement to acquire any of its securities or to any agreement that affects the voting rights of any of its securities, nor has the Corporation made any commitment of any kind relating to the issuance of shares of any of its securities, whether by subscription, right of conversion, option or otherwise;

(g)
The Subsidiary is not a party to any agreement or understanding for the sale or exchange of inventory or services for consideration other than cash or at a discount in excess of normal discount for quantity or cash payment;

(h)
The Subsidiary has filed with the appropriate governmental agencies, if applicable, all tax returns and tax reports required to be filed; all income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and the Subsidiary is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes, nor has any claim for assessments been asserted against the Subsidiary;

(i)
There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which might result in a material adverse change in the future financial condition or operations of the Subsidiary;

(j)
The execution, delivery and performance of this Agreement and the transactions contemplated hereby do not require the consent, authority or approval of any other person or entity except such as have been obtained;

(k)
No transactions have been entered into either by or on behalf of the Subsidiary, other than in the ordinary course of business nor have any acts been performed (including within the definition of the term performed the failure to perform any required acts) which would adversely affect the goodwill of the Subsidiary;

(l)
The entering into of this Agreement and the performance thereof has been duly and validly authorized by all required corporate action and does not require any consents other than such as have been unconditionally obtained.

(m)	All of the Subscribers are either non-residents of the U.S. or accredited investors.

ARTICLE THREE
SPECIAL CONDITIONS

3.1	Each Party

     The obligations of each Party to this Agreement are subject to the condition precedent that the other Party’s representations and warranties contained in this Agreement shall be true, correct and complete on and as of the date of Closing with the same effect as though such representations and warranties were made on and as of such date.

ARTICLE FOUR
MISCELLANEOUS

4.1	Amendment

     No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evinced by a written instrument, subscribed by the Party against which such modification, waiver, amendment, discharge or change is sought.

4.2	Notice

     All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

TO THE CORPORATION:	TRIMAX Corporation
Simpson Tower, 401 Bay Street, #2112
Toronto, Ontario, Canada M5H2Y4

TO THE SUBSCRIBERS:	PLC Network Solutions, Inc.
151 Bloor St. West, Suite #480
Toronto, Ontario, CANADA M5S 1S4

or such other address or to such other person as any Party shall designate to the other for such purpose in the manner hereinafter set forth.

4.3	Merger

     This instrument, together with the instruments referred to herein, contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein. All prior agreements whether written or oral are merged herein and shall be of no force or effect.

4.4	Survival

     The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

4.5	Severability

     If any provision or any portion of any provision of this Agreement, other than one of the conditions precedent, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby.

4.6	Governing Law and Venue

     This Agreement shall be construed in accordance with the laws of the State of Florida and any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in the City of Fort Lauderdale, Florida.

4.7	Indemnification

     Each Party hereby irrevocably agrees to indemnify and hold the other Parties harmless from any and all liabilities and damages (including legal or other expenses incidental thereto), contingent, current, or inchoate to which they or any one of them may become subject as a direct, indirect or incidental consequence of any action by the indemnifying Party or as a consequence of the failure of the indemnifying Party to act, whether pursuant to requirements of this Agreement or otherwise. In the event it becomes necessary to enforce this indemnity through an attorney, with or without litigation, the successful Party shall be entitled to recover from the indemnifying Party, all costs incurred including reasonable attorneys' fees throughout any negotiations, trials or appeals, whether or not any suit is instituted.

4.8	Litigation

     In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

4.9	Benefit of Agreement

     The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representatives, estate, heirs and legatees.

4.10	Captions

     The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

4.11	Number and Gender

     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

4.12	Further Assurances

     The Parties agree to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, stock certificates and other documents, as may, from time to time, be required herein to effect the intent and purpose of this Agreement.

4.13	Status

     Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, employer-employee relationship, lessor-lessee relationship, or principal-agent relationship.

4.14	Counterparts

     This Agreement may be executed in any number of counterparts. All executed counterparts shall constitute one Agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed effective as of the 17th day of August, 2005.

CORPORATION:
TRIMAX CORPORATION

By: /s/ Derek Pepler
Derek Pepler, President

CORPORATION:
PLC NETWORK SOLUTIONS, INC.

By: /s/ Mohinder Ahluwalia
Mohinder Ahluwalia, President

SUBSCRIBERS:

By: /s/ Mohinder Ahluwalia
Name: Mohinder Ahluwalia

By: /s/ Clara LaRizza
Name: Clara LaRizza

By: /s/ Adam Kunst
Name: Adam Kunst

By: /s/ Michael Pelaic
Name: Michael Pelaic

By: /s/ Manmohan S. Ahluwalia
Name: Manmohan S. Ahluwalia

By: /s/ Bruno LaRizza
Name: Bruno LaRizza

By: /s/ Marisa Difilippo
Name: Marisa Difilippo

By: /s/ Bir Flora
Name: Bir Flora

By: /s/ Balwinder Dhensa
Name: Balwinder Dhensa

By: /s/ Jerry Stepkoff
Name: Jerry Stepkoff

By: /s/ Michael Cervini
Name: Michael Cervini

By: /s/ Siraj Mehdi
Name: Siraj Mehdi

By: /s/ Kimberly D. Parr
Name: Kimberly D. Parr

By: /s/ Balbir Ahluwalia
Name: Balbir Ahluwalia

By: /s/ Nicholas P. Faclaris
Name: Nicholas P. Faclaris

By: /s/ William Koble
Name: William Koble

By: /s/ Siva Chidambaram
Name: Siva Chidambaram

By: /s/ Mike Gerstner
Name: Mike Gerstner

By: /s/ Maryna Dvorska
Name: Maryna Dvorska

By: /s/ Philip Shepherd
Name: Philip Shepherd

By: /s/ Pazovan International Holdings Inc.
Name: Pazovan International Holdings Inc.

EXHIBIT A

PLC Network Solutions Inc. Shareholders List

	Name	Address	Exchange Shares	Percentage of Shares
1	Mohinder Ahluwalia	16 - 2205 South Millway Mississauga, ON. L5L 3T2	2,000,000	9.13%
2	Clara LaRizza	16 - 2205 South Millway, Mississauga, ON. L5L 3T2	2,000,000	9.13%
3	Adam Kunst	2 Edgeforest Drive Bramptom, ON. L6T 3Z8	100,000	0.46%
4	Michael Pelaic	296 Mill Road, PH 18 Etobicoke, ON. M9C 4X8	100,000	0.46%
5	Manmohan S. Ahluwalia	61 Town Centre Court, Ste. 204 Toronto, ON. M1P 5C5	1,000,000	4.57%
6	Bruno LaRizza	3 Plateau Place Stoney Creek, ON.	500,000	2.28%
7	Marisa DiFilippo	1846 Lakeshore Road West Mississauga, ON. L5J 1J7	1,000,000	4.57%
8	Bir Flora	362 Leacock Avenue Oakville, ON. L6H 5J4	4,600,000	21.00%
9	Balwinder Dhensa	70 Jayfield Road Brampton, Ont. L6S-3G8	250,000	1.14%
10	Jerry Stepkoff	312 Antigua Road Mississauga, ON. L5B 1C4	200,000	0.91%
11	Michael Cervini	280 Montrose Avenue Hamilton, ON. L8K 4Z2	100,000	0.46%
12	Siraj Mehdi	25 Belgrove Drive Etobicoke, ON. M9B 1S2	25,000	0.11%
13	Kimberly D. Parr	37 Powell Street Guelph, Ont. M5S-1S4	2,000,000	9.13%
14	Balbir Ahluwalia	37 Powell Street Guelph, Ont. M5S-1S4	2,000,000	9.13%
15	Nicholas P, Faclaris	5 Amberly Scarborough, ON.	25,000	0.11%
16	William Koble	839 East 5th. Street North Vancouver VZL 1N1	50,000	0.23%
17	Siva Chidambaram	81 Navy Wharf, Suite 806 Toronto, Ont M5V-3S2	50,000	0.23%
18	Mike Gerstner	2210 Kingston Road Toronto, Ont. M1N-1T6	1.500,000	6.85%
19	Maryna Dvorska	10700 Durham Road 1 Uxbridge, Ont L6P-1R2	1175,000	5.37%
20	Philip Shepherd	4-fourth Street Wards Island, Toronto, Ont.
			1,200,000	5.48%
21	Pazovan International Holdings Inc.	1141 Beechgrove Cr., Oakville, Ontario, L6M-2B3.	2,025,000	9.25%
	Total		21,900,000	100.00%

EXHIBIT B

EXCLUSIVE SUPPLY AGREEMENT

THIS AGREEMENT made as of the 29th day of July, 2005

BETWEEN:

ELECTROLINKS CORPORATION
(a Canadian Corporation, hereinafter referred to as the “Electrolinks”)

- and –

PLC NETWORK SOLUTIONS INC.
(a Ontario Corporation (hereinafter referred to as “PLC”)

WHEREAS “Electrolinks” Corporation is a system and product provider for broadband power line communication access products (the “Products”);

AND WHEREAS “PLC” wishes to acquire the exclusive right to sell the Products in Canada and the non-exclusive right world wide;

AND WHEREAS “Electrolinks” maintains that it has secured exclusive Canadian Distribution rights, and non-exclusive Distribution rights for the remaining Global Domain for BPL (Broadband Over Power Line) devices from Ascom AG of Switzerland, and has therefore agreed to supply the Products in accordance with the terms and provisions of this agreement;

NOW THEREFORE in consideration of the payments to be made by “PLC” to “Electrolinks” as required by this agreement, the mutual covenants contained herein and other good and valuable consideration the sufficiency of which is hereby acknowledged “Electrolinks” and “PLC” agree as follows:

DEFINITIONS AND MEANINGS

1.     Definitions In this Agreement, any word or expression defined in quotation marks and having a capitalized first letter in any specific Section will have the meaning described in this Section, and the following words and expressions shall have the following meanings:

1.1	“Agreement” shall mean this agreement and all amendments thereto;

1.2	“Customer” or “Customers” means third parties who have contracted with “PLC” for the purchase of the Products;

1.3	"Dollars" shall mean Canadian Dollars;

1.4	"Person" where the context allows, includes any physical person, legal person, partnership or association, or any groups or combinations of same;

1.4a	“Hydro” shall mean all Hydro organizations, Hydro providers, Hydro suppliers, Hydro Organizations.

1.5

“Products” shall mean all Low-Voltage in building hardware and Software sold by “Electrolinks” for the purpose of providing broadband access over power lines, the installation of all Hardware and Software and the training of the Customers in the use thereof;

1.6

“Software” shall mean a software program being sequences of instructions to carry out a process in, or convertible into, a form executable by a computer or similar device or hardware in the form of applications, components and libraries, and fixed in any tangible medium of expression;

1.7

“Terms and Procedures" means the distribution terms and procedures governing, among other matters the form and manner of the shipping of the Products, supply of promotional material and service and warranty policies;

1.8	“Term” shall mean a term of five years commencing on the 1st day of August, 2005;

1.9	“Territory” shall mean the Dominion Of Canada (Exclusively) and the Global Domain (Non- Exclusive)

2.0	Meanings

In this Agreement,

2.1	a word importing the masculine, feminine or neuter gender only include members of the other genders;

2.2	a word defined in or importing the singular number has the same meaning when used as the plural number, and vice versa;

2.3

a reference to any Act, by-law, rule or regulation or to a provision thereof shall be deemed to include a reference to any Act, by-law, rule or regulation or provision enacted in substitution therefore or amendment thereof;

2.4.1	the headings to each section are inserted for convenience of reference only and do not form part of the Agreement.

LICENSE FEES

“PLC” agrees to render an annual License fee to “Electrolinks”, of $100,000 for the term of this agreement. The annual fee may be paid at any moment in time throughout the duration of that particular year, and shall be deemed to be a default and breach of contract if otherwise

SUPPLY PROVISIONS

3.0	Exclusive (except Hydro) Supply and Payment

3.1

“Electrolinks” agrees that in accordance with the terms of this Agreement and during the Term, to Sell and Supply Products to PLC Network Solutions Inc., and not to sell or supply to any other Person or Legal Entity within Canada, with the exception of Hydro as defined in section 1.4a.

3.2

“PLC” acknowledges and agrees that it is prohibited from purchasing BPL Products and reselling or distributing the Products including the entering into any distribution, sub-license, joint venture, partnership or assignment agreement or arrangement with any Person. “PLC” is specifically prohibited from directly contacting Ascom AG (“Electrolinks” Supplier) directly or entering into any kind of business relationship with Ascom AG

3.3

“Electrolinks” shall not knowingly directly sell or permit any of its associated companies to sell the Products within the Territory to anyone other than the Customers (except Hydro) provided however that “Electrolinks” shall not be liable in any way for any unauthorized sale of the Products made by any person” or its affiliates within the Territory.

3.4

Notwithstanding anything in this Agreement, “Electrolinks” reserves the right at any time and from time to time, to limit or discontinue the production of any of the Products or to terminate or limit deliveries of any of the Products, and to alter the design and configuration of any of the Products. These potential cancellations or changes to the product line is not with the intent of arbitrarily canceling any portion of this license agreement, but only to add, replace, and modify the products supplied by “Electrolinks” to “PLC” for the sole purpose of enhancing the product line to the benefit of the Customer and both parties.

4.0	Obligations and Early Termination

4.1	During the Term “Electrolinks” shall:

(a)	Use its best efforts to maintain an adequate inventory of the Products, and supply all Products ordered by “PLC” for the Customers within a reasonable period of time;

(b)	Provide reasonable training and technical support to “PLC”; provide “PLC” with current copies of all technical bulletins and other notices produced by it that relate to any of the Products;

(d)	Provide a reasonable quantity of the current copies of all instructions book and other material relating to any of the Products;

(e)	At the request of “PLC” and on such reasonable terms and conditions as “Electrolinks” may determine with respect to quantities to brand the Products with “PLC”’s name and logo.

4.2	“PLC” covenants and agrees with “Electrolinks” that as long as this Agreement remains in effect, it shall comply with its obligations as set out in this Agreement.

4.3

Notwithstanding the Term set out in Article 1.8 “Electrolinks” may upon 30 days prior written notice to “PLC” terminate this agreement if the Customers have not purchased Products having a cumulative price during each year of the Term as follows:

Year of Term Cumulative	Price of Products Sold
1	$500,000.00
2	$1,000,000.00
3	$2,000,000.00
4	$3,000,000.00
5	$5,000,000.00

5.0	Warranty

5.1

“Electrolinks” shall provide a warranty to the Customers that at the time of their supply, the Products shall be free from any defects in manufacture, design, material or workmanship, and where “Electrolinks” is advised of any defects that appear in the Products within one year of the date on which they are supplied, “Electrolinks” may, at its option either repair or replace them without cost to “PLC”.

6.0	Terms and Procedures

6.1	From time to time “Electrolinks” may prescribe Terms and Procedures governing the manner and terms on which the Products are sold.

6.2	“PLC” shall comply with the Terms and Procedures for the time being in effect.

6.3	“Electrolinks” and “PLC” Network Solutions Inc. may mutually amend, delete, add to, or otherwise vary the Terms and Procedures of this agreement.

7.0	Order Procedure

7.1	From time to time, “Electrolinks” may prescribe an order form to be used by “PLC” in ordering the Products.

7.2	Every order shall include a purchase order number specified by “PLC”, and “Electrolinks” shall not be obliged to accept any order until a purchase order number has been given.

7.3

From time to time, “Electrolinks” may nominate affiliates of “Electrolinks” from which particular Products are to be ordered, and “PLC” shall direct orders for those products to those affiliated corporations, but where an order is placed with an affiliated corporation, “Electrolinks” shall cause that affiliated corporation to comply with the obligations of “Electrolinks” under this Agreement with respect to the Products concerned.

7.4	All orders shall be in writing and shall be signed by a signing officer authorized by “Electrolinks” to place orders under this Agreement.

7.5

“PLC” shall appoint signing officers authorized to place orders under this Agreement and “PLC” shall notify “Electrolinks” immediately of the persons so appointed and shall provide “Electrolinks” with a sample of the signature of each of those persons.

7.6

All orders shall be deemed to be subject to and incorporate all terms and conditions of this Agreement and all current standard conditions of sale of “Electrolinks” in effect at the time when the order is placed, and upon the request of “PLC” from time to time, “Electrolinks” shall provide “PLC” with a current copy of the standard conditions of sale then in effect.

8.0	Price

8.1	The price for all Products supplied shall be:

(a)

“Electrolinks” prevailing price for shipments of the same types, models, quantity and quality of Products at the time of shipment, and for the purpose of determining that price, “Electrolinks” price list in effect at any particular time shall be prima facie evidence of the prevailing price at that time (the “Equipment Cost Paid By “Electrolinks” ”);

(b)

An amount equal to multiplying the Equipment Cost times 1.95 for installing the Equipment and training of the Customers. This Cost may be restructured at any point in time if and when the manufacturing cost of the products, are somehow reduced.

8.2

Subject to subsection 8.1 “Electrolinks” reserves the right to change the price of any Product at any time, without prior notice to “PLC”, but where the price of a Product is increased after it is ordered but before it is shipped, “Electrolinks” shall notify “PLC” of the price increase before shipping the Product, and “PLC” may cancel that order at any time before the Product is shipped.

However, the pricing model and provisions (“Equipment Cost Paid By “Electrolinks” ”) within this agreement shall at all times remain in effect if any such price increases are implemented by “Electrolinks” .

8.3	The purchase price for each order shall be paid in advance by direct deposit in the account of “Electrolinks” at its bank to be designated from time to time.

9.0	Delivery and Risk

9.1.1	All risks related to the goods and ownership of the goods pass to the Customers at the time of delivery.

10.	Force Majeure

10.1

“Electrolinks” shall not be liable to the Customers or “PLC” nor to any other person for any delay in the supply of a Product or inability to supply a Product or perform any other obligation of “Electrolinks” under this Agreement that is wholly or partly attributable to fire, flood, any act of God, the Queen or Her enemies (whether foreign or domestic), war (whether or not declared), riot or other civil disturbance, labour dispute, or by any other causes similarly beyond the control of “Electrolinks”, but where “Electrolinks” is not able to fill an order for any of the foregoing reasons within 60 days of the date on which the order is placed, “PLC” may cancel that order by written notice given at any time prior to the shipment of the Product concerned.

11.	Default and Remedies

11.1	The following constitute acts or events of default:

(a)	Whereas “PLC” defaults in the payment of any amount owed by it to “Electrolinks”, or defaults in the performance of any covenant under this Agreement;

(b)

Whereas any formal or informal proceeding for the dissolution of, liquidation of, or winding up of, the affairs of “PLC” is instituted by or against “PLC”, or where a resolution is passed or any other act undertaken for the winding up of “PLC”;

(c)	Whereas “PLC” ceases or threatens to cease to carry on its business, or where “PLC” makes or agrees to make a bulk sale of its assets;

(d)	Whereas “PLC” sells, assigns, pledges or otherwise disposes of or deals with the whole or any part of the Products other than as permitted under this Agreement;

(e)

Whereas “PLC” is adjudged bankrupt or becomes insolvent, or a petition in bankruptcy is filed against “PLC”, or where “PLC” makes an assignment for the general benefit of creditors or where proceedings of any type are instituted in any jurisdiction in respect of the alleged insolvency or bankruptcy of “PLC”;

(f)

Whereas any certificate, statement, representation, warranty or audit report made in connection with this Agreement or any other agreement between “PLC” and “Electrolinks” as an inducement to “Electrolinks” to enter into Agreement was false or misleading in any material respect at the time of its making, or Communications forthwith of any such material fact.

“Electrolinks” acknowledges that it cannot arbitrarily cancel this exclusive license agreement with “PLC” Network Solutions Inc. for any reason or grounds other than any of the provisions outlined in this agreement not being satisfied.

11.2

Where there is a default by “PLC” under this Agreement, “Electrolinks” may waive that default by written notice to that effect, whether given before or after the default, and where “Electrolinks” so waives the default, the position of the parties and the status of the Products shall be as if the default had not occurred.

11.3	A waiver of a default shall not extend to or be taken in any manner whatsoever to affect the rights of “Electrolinks” with respect to any subsequent default, whether similar or not.

11.4

Where an event or act of default occurs and that default is not remedied or rectified after 30 days written notice or waived, “Electrolinks” may discontinue any further supply of Products to “PLC” and or terminate this agreement.

11.5

“PLC” Default Protection Provision – “Electrolinks” has the obligation to notify “PLC” Network Solutions Inc. within 60 days, should the possibility exist that it may not be able to meet its financial obligations with Ascom under its licensing agreement, which could result in the cancellation or termination of its license. This disclosure obligation would also exist if, “Electrolinks” should be deemed to be insolvent, entering into bankruptcy proceeding, or any legal disputes in regards to its license. Should any of these circumstances arise, PLC Network Solutions has the right to enter into discussions with “Electrolinks” to attempt to resolve any issues in this regard, which would additionally include contacting Ascom directly.

12.0	General Administrative

12.1	(a)
Any notice, instruction or document required or permitted to be given or served by this Part or by law may be given personally or by prepaid courier to the intended recipient at the address set out in this Agreement, but either party may by notice given in accordance with this subsection change its address for the purposes of this subsection. The addresses of the parties shall be:

To Electrolinks Corporation :
151 Bloor St. West, Suite #480
Toronto, Ontario, CANADA M5S 1S4
	Ph	416 850 8881
	Fax	416 850 8882

To PLC Network Solutions Inc :
151 Bloor St. West, Suite #480
Toronto, Ontario, CANADA M5S 1S4

(b)
Any notice shall be deemed (in the absence of evidence of prior receipt) to have been received by the intended recipient the same day if personally served or on the fifth business day next following where sent by courier.

12.2

This Agreement shall not be deemed to be or construed as having been amended as a result of any oral communication between the parties or as a result of any practice of the parties, but all amendments to this Agreement shall be in writing and shall be signed by both parties, provided that any such agreement may be executed in counterpart form.

12.3	The rights of “PLC” under this Part are personal to “PLC” and neither the benefits nor the obligations of “PLC” under this Part may be assigned.

12.4	All rights of “Electrolinks” under this Part shall inure to the benefit of its successors or assigns and all obligations of “PLC” shall not be assignable.

12.5

This Agreement shall be governed by and shall be construed in accordance with the laws of the Province of Ontario, Canada, and the parties hereby consent to the non-exclusive jurisdiction of the Ontario Court (General Division) with respect to any dispute arising under this Agreement or with respect to any order placed under this Agreement.

12.6

Neither party shall be liable to the other party or any third party for any special, consequential, exemplary or incidental damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this agreement, whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such party is advised of the possibility or likelihood of same. These limitations shall apply notwithstanding the failure of the essential purpose of any limited remedy, and the parties acknowledge that this paragraph represents a reasonable allocation of risk.

12.7	Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the parties

12.8

The terms and provisions contained in the Agreement, including the Exhibits hereto, constitute the entire Agreement between the parties and shall supersede all previous communications, representations, Agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof. No Agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

12.9	This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set out above under the hands of their duly authorized signing officers.

Electrolinks Corporation

Per: /s/ Bir Flora
Bir Flora, Director
I am authorized to bind the Corporation

PLC Network Solutions Inc.

Per: /s/ Mohinder Ahluwalia
Mohinder Ahluwalia, President
I am authorized to bind the Corporation